Exhibit 99.1

Levitt Corporation Reports Earnings
For The Fourth Quarter and Full Year 2005
     FORT LAUDERDALE, FL — March 22, 2006 — Levitt Corporation (NYSE: LEV) today announced financial results for the fourth quarter and full year ended December 31, 2005. For the year ended December 31, 2005, net income was $54.9 million, compared to $57.4 million reported in 2004, and diluted earnings per share were $2.74, compared to $3.04 per diluted share reported in 2004. In the fourth quarter of 2005, net income was $8.3 million, compared with $17.0 million earned in the corresponding period in 2004. Diluted earnings per share for the fourth quarter 2005 were $0.42, compared with $0.85 in the corresponding period in 2004.
     Chairman and Chief Executive Officer, Alan B. Levan, commented, “In connection with our goal of developing a scaleable national platform capable of delivering homes three to four times current levels in the next five years, we announced our plan to implement various key initiatives in 2005 aimed at strengthening our business and improving our overall operations. Accordingly, we also disclosed that 2005 would be a transitional year for the Company. Our 2005 initiatives are well underway and include upgrading our technology infrastructure, expanding our management team and staff throughout the organization, increasing our investment in advertising and other promotional incentives, and strengthening our sales force. Further, throughout the year we focused on improving production quality and customer satisfaction in our homebuilding business and we accomplished several important operational goals. In our homebuilding division, we significantly increased our market presence in Florida and Tennessee while expanding into new markets in Georgia and South Carolina. Furthermore, we entered 2006 with a strong dollar backlog and a larger and more geographically diversified inventory with more than 8,700 lots in inventory and over 4,100 lots under contract. We are also extremely pleased with our achievements in our land division, including the recent purchase and expeditious entitlement of an approximate 5,400-acre parcel of land in South Carolina. Our land division’s residential lot inventory now exceeds 20,000 units, and we have over 10 million square feet of commercial space available for future sale or development. We recognize that our transition into a national homebuilder can be challenging; however, we believe these efforts will provide Levitt with a stronger foundation from which to pursue our long-term objectives. While we are simultaneously attempting to implement an ambitious number of initiatives and are conscious of the continuing effort required, we believe we are on track to realize our goal of sustained and expanded future growth.
Homebuilding Division:
     “Revenue from sales of real estate for the fourth quarter of 2005 was $102.6 million, compared to $156.2 million in the corresponding 2004 period. Revenue for the full year 2005 was $438.4 million, versus $472.3 million for the previous year. New orders increased 56% to 490 units in the fourth quarter of 2005 from 314 units in the comparable 2004 period. For the full-year 2005, new orders increased to 1,767 units with a value of $547.0 million, from 1,679 units with a value of $427.9 million during 2004. Price increases that occurred throughout 2005 coupled with the shift in our Tennessee operations from first-time entry level buyers to homes for more affluent customers resulted in higher average selling prices for new orders in the fourth quarter of 2005, which rose 54% to $337,000 from $219,000 in the prior year period. At year-end 2005, our homebuilding division had a backlog of 1,792 homes, essentially unchanged from the 1,814 homes in backlog at the close of 2004. While the number of homes in backlog decreased slightly, the stronger pricing environment we experienced in 2005 yielded an approximate 24% increase in backlog value to $557.3 million, versus $448.6 million in 2004.
     “Homes delivered in the fourth quarter of 2005 were 401 units versus 675 units delivered in the 2004 quarter, which benefited from closings that were delayed in the third quarter of 2004 due to hurricanes. For the full-year 2005, homes delivered were 1,789 versus 2,126 in 2004. The decrease in deliveries is partly attributable to our focus on production quality and customer service, which delayed certain closings. We believe the changes we have implemented to our organizational structure, including production and operational practices, will ultimately result in shortened delivery cycle times. We anticipate the shorter delivery cycles will also increase customer satisfaction, improve our construction efficiency, and subsequently reduce our exposure to rising costs, all of which are essential to our long-term growth. Margin percentage (defined as sales of real estate minus cost of sales of real estate divided by sales of real estate) was 20.2% in the fourth quarter, compared to 21.7% in the fourth quarter of 2004. Margins declined because of a change of geographic mix, as deliveries from the Tennessee region, which operates at a lower margin than the other regions, comprised 30% of the deliveries in the fourth quarter 2005 as compared to 19% in the same period of 2004. Selling, general and administrative expenses (SG&A) as a percent of total homebuilding revenue, were approximately 14.8% during the fourth quarter and 13.0% for the year, compared to 9.8% for the fourth quarter 2004 and 10.6% for the full-year 2004. The increase is primarily attributable to additional employee headcount, the expansion of homebuilding activities into new markets, increased advertising and outside brokerage costs, and the development of new communities which are not yet in the revenue producing stage.
     “Our homebuilding division continues to implement its growth strategy with the opening of communities both within our current markets and in new markets. Executing on our strategy to significantly expand our portfolio of communities and increase lot inventory levels, we enter 2006 with strong and diversified lot positions, with 72% of our inventory available for sale in communities dedicated to the active adult market. Through 2005 and thus far in 2006, we opened communities encompassing nearly 5,900 units in both our active adult and family products. Some of these community openings included:

Region	Community Name	Product Type	Planned Units
Northern FL	Cascades® at World Golf Village	Active Adult	450
Central FL	Cascades® at Groveland	Active Adult	999
Central FL	Cascades® at Southern Hills	Active Adult	925
Southern FL	Cascades® at River Hall	Active Adult	570
Southern FL	SeasonsTM at TraditionTM	Active Adult	1,200
Atlanta, GA	SeasonsTM at Laurel Canyon	Active Adult	766
Myrtle Beach, SC	SeasonsTM at Prince Creek West	Active Adult	460

     “We are firmly committed to the active adult market segment and will continue to explore new opportunities to introduce our distinctive active adult community product to new markets beyond the Southeast. We believe our active adult communities position the Company favorably in a rising interest rate environment, as many of our active adult customers have a higher level of liquidity and are less dependent on mortgage financing. This lower interest rate sensitivity combined with the ongoing purchasing power of the aging baby boomer population create what we believe is the single largest market opportunity for homebuilders. With strong expertise and 77 years of branding power behind the Levitt name, we believe we are well positioned to serve this vast and fast-growing market segment.
Land Division:
     “We are extremely pleased with both the financial and strategic accomplishments made this year in our land division, which made its initial entry into the South Carolina market late in 2005 with the acquisition of approximately 5,400 acres of land planned for the development of our latest master-planned community. Revenues from land sales increased 9.8% to $105.7 million in 2005, versus $96.2 million in 2004. During 2005, 1,647 acres were sold with an average margin of 52.0%, compared to 1,212 acres sold with an average margin of 55.5% in 2004. Total revenues in our land division for the fourth quarter were $21.0 million, compared to $19.1 million during the same period in 2004. During the quarter, 234 acres were sold at an average margin of 39.9%, compared to 293 acres sold at an average margin of 52.5% during the same period in 2004. The decrease in margin is attributable to the mix of acreage sold as fewer commercial acres from St. Lucie West were sold in 2005. Development activity at St. Lucie West is now essentially complete with 4 acres of inventory remaining at the close of the quarter, all of which are subject to firm sales contracts. As a percentage of total revenues, selling, general and administrative expenses increased to 11.7% in 2005 from 10.8% in 2004 relating to increased headcount and costs associated with marketing and expanded operations.
     “During the fourth quarter of 2005, Core Communities reversed approximately $6.7 million in accrued construction costs and recorded this amount in Other Income. These construction costs were accrued over time as various land parcels were sold and related to the expected cost of future infrastructure development required by regulatory agencies. The reversal of construction costs was the result of changes made to the infrastructure development requirements by such regulatory agencies for certain projects. All payments and obligations related to the infrastructure development requirements for these projects were fulfilled as of December 31, 2005.
     “In a public event attended by several community leaders, Core Communities unveiled the name and logo for TraditionTM, South Carolina, an approximate 5,400-acre community in Hardeeville, South Carolina. The project was met with strong approval from city and county officials. This newest master-planned community is strategically located adjacent to the upscale communities of Bluffton and Hilton Head Island, South Carolina with three miles of frontage on Interstate 95 and access and exposure on Highway 278. The community is entitled for up to 9,500 residential units and up to 1.5 million square feet of commercial space, in addition to recreational areas, educational facilities and emergency services. In light of our prior comments regarding increasing the synergies between our two divisions, we would like to give some additional insight on our ongoing decision process regarding internal utilization of our land inventories in our master-planned communities. Although we own land that will ultimately accommodate approximately 20,000 lots, much of this land is under varying development orders and is not immediately available for construction or sale to third parties at prices that we believe maximizes value. As these parcels become available for sale, our strategy provides for our homebuilding division to have first opportunity to acquire and develop any of the parcels. However, third-party sales remain an important part of our ongoing strategy to generate cash flow, maximize returns and diversify risk, as well as to create appropriate housing alternatives for different market segments in our master-planned communities. Accordingly we will continue to review each parcel as it is ready for development to determine if it should be developed by Levitt or sold to a third party and each decision will be influenced by markets conditions, competitive alternatives, capital requirements and existing land positions.
     “We are very pleased with Core Communities’ continued progress at its 8,200 acre master-planned community TraditionTM, Florida in Port St. Lucie, Florida. Currently, TraditionTM, Florida has approximately 1,500 residents living in 600 homes, with another 1,400 homes under contract, and both residential and commercial development is firmly underway. Presently, there remains approximately 4,000 acres available for sale at TraditionTM, Florida. The TraditionTM Square village center is becoming a vibrant gathering place for community events and concerts, and is approximately 90 percent leased. Publix Supermarkets, Inc., one of the ten largest-volume supermarket chains in the nation, will anchor Tradition TM Square, and is scheduled to open in March of 2006. By the summer of 2006, we anticipate more than 20 additional shops and businesses will be open and operating in Tradition Square TM . The Landing at Tradition TM , a 500,000-square-foot shopping complex intended for national and regional ‘big-box’ tenants and anchor stores, is scheduled for completion in 2007, and is planned to be developed by Core Communities. This will be the first major retail center west of Interstate 95 in Port St. Lucie, and final negotiations with several national retailers are underway.
Bluegreen Corporation:
     “Losses from Bluegreen for the fourth quarter of 2005 were $0.1 million, after giving effect to $2.4 million adjustment described below, compared to $2.4 million in the corresponding 2004 period, and $12.7 million for the full year 2005, versus $13.1 million for the previous year.
     “Bluegreen restated its consolidated financial statements for the first three quarters of fiscal 2005 and the fiscal years ended December 31, 2003 and 2004 due to certain misapplications of GAAP in the accounting for sales of the Company’s vacation ownership notes receivable and other related matters. We concluded that the effect of the restatement on our ownership interest in Bluegreen and consolidated earnings was not material to our results of operations or financial position. Accordingly, we recorded the cumulative effect of the restatement in the year ended December 31, 2005 as a $1.3 million pre-tax reduction to the carrying value of our investment. This adjustment was recorded as a $2.4 million cumulative reduction of pre-tax earnings and a $1.1 million increase in unrealized gains.
Levitt Corporation:
     “We indicated in our last conference call discussing our third quarter 2005 that we would provide greater clarity on the restructuring initiatives we accomplished in 2005 and continue to work on in 2006. To that end, in addition to the information provided in this press release, a discussion of Levitt’s history and current activities entitled “Levitt Corporation: Proud Past, Promising Future” has been furnished under Item 701 on Form 8-K with the Securities Exchange Commission on March 22, 2006. The document can be accessed by clicking on either the Reports or SEC Filings links under the Investor Relations section of the Levitt Corporation Website at: www.levittcorporation.com or on the Securities Exchange Commission Website at: www.sec.gov.
     “We are pleased with our accomplishments during 2005 and believe we have made great progress towards positioning the company for strong future growth. During 2006, our focus will be on improving customer service, implementing our new technology platform and new operational policies and procedures, and increasing customer traffic and conversions rates. This is a very exciting time for Levitt. With our strength in the Florida homebuilding market and emerging position in the Southeast, improving operating platform, strong brand name, expertise in the active adult market, nationally recognized success in master-planned communities, and solid land position, we believe we are well-positioned to build on the Levitt legacy for many years ahead,” Levan concluded.

Levitt Corporation Selected Financial Data (Consolidated)
Fourth Quarter 2005 Compared to Fourth Quarter 2004
•	Total revenues of $124.5 million vs. $177.0 million, a 30% decrease.

•	Net income of $8.3 million vs. $17.0 million, a 51% decrease.

•	Diluted earnings per share of $0.42 vs. $0.85, a 51% decrease.

•	SG&A as a percent of total revenue was 20.0% vs. 11.7%.

•	Homes delivered were 401 vs. 675, a 41% decrease.

•	New orders (units) of 490 vs. 314, a 56% increase.

•	New orders (value) of $165.1 million vs. $76.6 million, a 116% increase.
Year Ended December 31, 2005 Compared to Year Ended December 31, 2004
•	Total revenues of $561.9 million vs. $554.5 million, a 1% increase.

•	Net income of $54.9 million vs. $57.4 million, a 4% decrease.

•	Diluted earnings per share of $2.74 vs. $3.04, a 10% decrease.

•	SG&A as a percent of total revenue was 15.6% vs. 12.8%.

•	Homes delivered were 1,789 vs. 2,126, a 16% decrease.

•	New orders (units) of 1,767 vs. 1,679, a 5% increase.

•	New orders (value) of $547.0 million vs. $427.9 million, a 28% increase.

•	Backlog (units) of 1,792 vs. 1,814, a 1.2% decrease.

•	Backlog (value) of $557.3 vs. 448.6, a 24.2% increase.
     Levitt Corporation will also host an investor and media teleconference call and webcast on Thursday, March 23, 2006, at 11:00 a.m. Eastern Time.
Teleconference Call Information:
To access the teleconference call in the U.S. and Canada, the toll free number to call is 800-991-2309. International calls may be placed to 706-643-1854. Domestic and international callers should reference PIN number 7012110.
A replay will be available beginning two hours after the completion of the call and will be available until 5:00 p.m. on Friday, April 21, 2006. To access the replay option in the U.S. and Canada, the toll-free number to call is 800-642-1687. International calls for the replay may be placed at 706-645-9291. Domestic and international callers should reference PIN number 7012110.

Webcast Information:
To listen to the live and/or archived Webcast of the teleconference call, visit www.levittcorporation.com, access the “Investor Relations” section and click on the “Webcast” navigation link. The archive of the teleconference call will be available through 5:00 p.m. on Friday, April 21, 2006.
Levitt Corporation’s fourth quarter and full-year 2005 earnings results press release and financial summary will be available on its website: www.levittcorporation.com. To view the press release and financial summary, access the “Investor Relations” section and click on the “News Releases” navigation link.
Copies of the earnings results press release and financial summary will also be made available upon request via fax, email, or postal service mail, by contacting Levitt Corporation’s Investor Relations department using the contact information listed below.
ABOUT LEVITT CORPORATION
Levitt Corporation is the parent company of Levitt and Sons® and Core Communities. Levitt Corporation also holds an aggregate 31% ownership interest in Bluegreen Corporation.
Levitt and Sons®, America’s first builder of planned suburban communities, is best known for creating New York’s Levittown, Long Island and has built approximately 200,000 homes over the last 77 years. Today, Levitt and Sons® develops single and multi-family home communities for active adults and families in Florida, Georgia, Mississippi, Tennessee and South Carolina. A significant portion of Levitt’s strategy is to be a leader in developing communities for America’s next, big demographic wave: retirement of the baby-boom generation. These communities typically feature a wide variety of amenities, including resort style pools, fitness and athletic facilities, and grand clubhouses.
Core Communities develops master-planned communities, including its original and best known, St. Lucie West. Core Communities’ newest master-planned community is TraditionTM, Florida. Now under development on Florida’s Treasure Coast in St. Lucie County, TraditionTM is an 8,200-acre community that is planned to ultimately feature up to 18,000 residences as well as a commercial town center and a world-class corporate park. Core has also begun development of TraditionTM, South Carolina, an approximate 5,400-acre parcel of land located adjacent to Hilton Head Island and Bluffton, South Carolina that is planned to ultimately include up to 9,500 residences and 1.5 million square feet of commercial space.
For further information, please visit our websites:
www.LevittCorporation.com
www.LevittandSons.com
www.CoreCommunities.com
* To receive future Levitt Corporation news releases or announcements directly via Email, please click on the Email Broadcast Sign Up button on our website: www.LevittCorporation.com.

Levitt Corporation Contact Information
Investor Relations:
Adrienne Zalkind
Leo Hinkley
Phone: (954) 940-4995
Fax: (954) 940-5320
Email: InvestorRelations@LevittCorporation.com
Media Relations:
Camille Lepre
Phone: (954) 940-4970
Email: CLepre@LevittCorporation.com
Mailing Address: Levitt Corporation, 2100 West Cypress Creek Road, Fort Lauderdale, FL 33309
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Some of the statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act” ), that involve substantial risks and uncertainties. Some of the forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect,” “will,” “should,” “seeks” or other similar expressions. Forward-looking statements are based largely on management’s expectations and involve inherent risks and uncertainties. In addition to the risks identified below, you should refer to our periodic and current reports filed with the United States Securities and Exchange Commission (the “SEC”) for specific risks which could cause actual results to be significantly different from those expressed or implied by those forward-looking statements. When considering those forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this release and in our SEC reports. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. Some factors which may affect the accuracy of the forward-looking statements apply generally to the real estate industry, while other factors apply directly to us. Any number of important factors which could cause actual results to differ materially from those in the forward-looking statements include: the impact of economic, competitive and other factors affecting the Company and its operations, including the impact of hurricanes and tropical storms in the areas in which we operate; the market for real estate generally and in the areas where the Company has developments, including the impact of market conditions on the Company’s margins; delays in opening planned new communities; the availability and price of land suitable for development in our current market and in markets where we intend to expand; our ability to successfully complete land acquisitions necessary to meet our growth objectives; our ability to obtain financing for planned acquisitions; our ability to successfully expand into new markets and the demand in those markets meeting the Company’s estimates; shortages and increased costs of construction materials and labor; the effects of increases in interest rates; environmental factors, the impact of governmental regulations and requirements (including delays in obtaining necessary permits and approvals); the Company’s ability to successfully expand and realize the expected benefits of its expanded platform; technology investments; growth initiatives and strategic objectives; the Company’s ability to timely deliver homes from backlog and successfully manage growth; and the Company’s success at managing the risks involved in the foregoing. Many of these factors are beyond our control. The Company cautions that the foregoing factors are not exclusive.